Exhibit 99.1

NITCHES ANNOUNCES PLANS TO ACQUIRE SAGUARO®

•     Order backlog of $12 million as of May 31, 2006 a 324% increase from 2005
•     Cost-saving acquisition eliminates strategic alliance royalties and design fees

June 23, 2006
SAN DIEGO, CA

          Nitches, Inc. (NASDAQ:NICH) today announced that it has entered into a definitive agreement to acquire the Saguaro® mark and related trademarks from Impex Inc., a leading manufacturer of branded and non-branded specialty, western, and private-label apparel.

          Since January 2005, Nitches has been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex.  Under this alliance, Nitches has recorded the revenue from such sales and remitted royalties and design fees to Impex as part of its operating expenses.  Upon the closing under the Acquisition Agreement, Nitches will no longer be required to pay such fees to Impex.  Accordingly, profit margins for the Saguaro® products are expected to increase.

          As of May 31, 2006, Nitches’ backlog for Saguaro® products totaled $12.0 million, with approximately $4.6 million on order for shipment to customers by August 31, 2006, and the remaining $7.4 million for shipment during the first quarter of Nitches’ fiscal 2007.  The current year backlog represents a 324% increase from Nitches’ backlog for such products at May 31, 2005 of $3.7 million.

          Nitches’ President and COO Paul Wyandt remarked, “Through one and a half years of working with Impex we have seen the benefits of leveraging Nitches’ sourcing, financing and distribution capabilities to support substantial revenue growth for the Saguaro® product line.  By acquiring the brand at this time, we eliminate alliance royalties and fees and position Nitches to directly capitalize on further planned expansion of the Saguaro® product lines.”

          The stock and cash transaction is contingent upon certain conditions, including the successful registration of the shares to be issued to Impex.  Either party has a right to terminate the agreement if the closing has not occurred by September 30, 2006.

          Nitches distributes women’s specialty apparel by Adobe Rose®, Saguaro® and Southwest Canyon®, Newport Blue® men’s casual lifestyle clothing, Dockers® men’s swimwear and t-shirts, golf apparel by The Skins Game®, and women’s sleepwear and loungewear by Body Drama® .  Furthermore the company’s Designer Intimates subsidiary distributes sleepwear, robes, loungewear, and daywear that include the following brands: Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Disney Couture®, The Anne Lewin® Collection, The Bill Blass® Lifestyle Collection, The Dockers® Collection, The Claire Murray® Collection and The Vassarette® Collection.  These lines are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  The Company also develops and manufactures private label products for many leading department stores and multi-channel retailers.

          Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Hong Kong and Istanbul.  The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

          Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines.  Such seasonal differences may be further impacted by the Company’s acquisition of Designer Intimates.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
Web:	http:// www.nitches.com
E-mail:	ir@nitches.com
Phone:	(858) 625-2633 (Option # 1: Corporate)